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                                                                               EXHIBIT 12

                         OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES
                      Computation of Ratio of Earnings to Fixed Charges (a)

                                           (Unaudited)



    (In millions)                                               Years Ended December 31,
                                                         ---------------------------------------
                                                          1996    1995    1994   1993     1992
                                                         ------  ------  ------ ------   ------

 Earnings:
 Income (loss) from continuing operations before taxes    $446    $204    $119  $(154)      $70
 Add (deduct):
    Income taxes of 50% owned affiliates                     3       3       4      3         1

    Equity in (earnings) loss of less than
           50% owned affiliates                             (2)     (1)      3      5         6

    Dividends received from less than
           50% owned affiliates                              2       1       -      -         -

    Interest capitalized, net of amortization                -       1       1     (1)       (4)

    Fixed charges as described below                        48      53      46     47        48

                                                         ------  ------  ------ ------   ------
          Total                                           $497    $261    $173  $(100)     $121
                                                         ======  ======  ====== ======   ======

 Fixed charges:
    Interest expense                                       $30     $36     $30    $33       $36

    Estimated interest factor in rent expense               18      17      16     14        12


                                                         ------  ------  ------ ------   ------
          Total                                            $48     $53     $46    $47       $48
                                                         ======  ======  ====== ======   ======


 Ratio of earnings to fixed charges(b)                    10.4     4.9     3.8      -       2.5
                                                         ======  ======  ====== ======   ======

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 (a) Computation of ratio of earnings to fixed charges has been restated to reflect the spin-off of Primex Technologies, Inc.

 (b) In the twelve months ended December 31, 1993, earnings were inadequate to cover fixed charges by $147 million, In 1993, the Company recorded an after-tax charge of $124 million for personnel reductions, business restructurings involving consolidations and re-alignments within divisions, costs at sites of discontinued businesses, future environmental liabilities, and other charges.